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Exhibit 99.1
FOR IMMEDIATE RELEASE

ADVANSTAR RELEASES 2004 RESULTS

        New York, NY—March 10, 2005—Advanstar Communications Inc., a leading worldwide provider of B-to-B marketing and business information products and services, today reported its operating results for the year ended December 31, 2004.

        Revenue from continuing operations for 2004 increased 23.2% to $378.1 million from $306.8 million in 2003. Operating income from continuing operations increased 75.5% to $42.4 million from $24.2 million in 2003. Loss from continuing operations for 2004 was reduced 40.0% to $26.9 million from $44.9 million in 2003. Net loss for 2004 was $51.2 million compared to a net loss of $49.4 million in 2003. The net loss for 2004 includes a $9.7 million loss from discontinued operations related to the sale of Advanstar's art trade show and publications business, joint venture in France and German trade show business. Additionally, interest expense increased $12.3 million in 2004 as a result of the Company's debt refinancing and financings related to the acquisition of certain healthcare properties from the Thomson Corporation in 2003. Results for 2004 also include the financial results of certain healthcare industry publications and conferences acquired from the Thomson Corporation and its subsidiaries (the "Thomson Healthcare Properties") in October 2003.

        Advanstar generated cash from operations of $18.3 million in 2004 compared to $45.8 million in 2003. A change in the timing of payment processing on accounts payable between 2003 and 2004 reduced cash from operations by approximately $15.0 million. The balance of the decline is principally due to the sale of Advanstar's art industry trade show and publications in the first quarter of 2004 and a change in the timing of cash collections in the fourth quarter related to trade shows to be held in the first five months of the year.

        EBITDA from continuing operations for 2004 increased 16.0% to $91.5 million from EBITDA from continuing operations of $78.9 million in 2003.

        Joe Loggia, President and CEO of Advanstar said, "We are encouraged by our financial results for the year which were in line with our objectives. We successfully executed the early stages of our strategic plan designed to solidly position Advanstar to capitalize on future growth opportunities.

        "Within our key markets, our MAGIC events continued to perform strongly in the past year and once again exceeded our expectations. We increased revenue, square footage and attendance, as we capitalized on our single venue strategy and introduced new trend areas to better meet the needs of attendees. Our Powersports group launched several new initiatives aimed at both strengthening our core business and expanding our position into new adjacent markets. Our initial results were better than expected and should enable us to launch additional events in 2005 and 2006. We have continued the expansion of our presence in the Life Science markets through the addition of the IVT portfolio of conferences and publications and the introduction of a stand alone Continuing Medical Education group. Additionally, we have made great progress in strengthening the management team across Advanstar."

        Mr. Loggia concluded, "Looking forward, our plan is to continue to focus on these key industry groups where we can leverage our market positions, provide innovative quality products, and expand our customers' opportunities to communicate with their markets."

Segment Operating Summary

Trade Shows and Conferences:

        In 2004, revenue from trade shows and conferences increased 6.6% to $151.5 million from $142.1 million in 2003. The increase reflects strong results from Advanstar's MAGIC, Powersports, License and Home Entertainment events. Revenues from trade shows and conferences also benefited from the veterinary conference acquired in October 2003 as part of the Thomson Healthcare Properties and a series of pharmaceutical conferences acquired in March 2004 from IVT. These acquisitions, combined with six new product launches, contributed $10.2 million in revenue in 2004. Revenue gains for the year were partially offset by Advanstar holding five fewer events in its technology and beauty markets, the sale of certain UK events in December 2003 and weaker results from technology events.

        Contribution margin from trade shows and conferences increased 9.5% to $75.8 million in 2004 from $69.2 million in 2003. The increase reflects strong results from Advanstar's MAGIC event and events serving the Licensing, Powersports, Beauty and Home Entertainment markets. Approximately $3.8 million of the increase in contribution margin in 2004 resulted from new product launches and the Thomson Healthcare Properties and IVT acquisitions. The increase in contribution margin for the year was partially offset by weaker performances from our technology events, the sale of select UK events and investments completed during the year for certain events to enhance future growth.

Publications:

        In 2004, revenue from publications increased 39.4% to $206.1 million from $147.9 million in 2003. Approximately $55.0 million, or 94%, of the increase is due to the Thomson Healthcare Properties and IVT acquisitions. Revenue growth also reflects strong results from Advanstar's specialty healthcare and pharmaceutical publications, DVM, Motor Age, Home Media Retailing, and American Spa, as well as the introduction of several new products. Revenue gains for the year were partially offset by weaker results from our travel publications and the sale of select UK publications. Advanstar's advertising pages increased 20.8% for the year, primarily due to the Thomson Healthcare Properties.

        Contribution margin from publications increased 31.3% in 2004 to $59.4 million from $45.2 million in 2003. The increase is primarily due to the strong results generated by Advanstar's healthcare and pharmaceutical publications, including those in the Thomson Healthcare Properties.

Market Development and Other:

        In 2004, revenue from the market development and other segment increased 21.3% to $20.4 million from $16.8 million in 2003. The increase is due primarily to higher levels of classified and recruitment advertising as well as strong list sales and reprints primarily from the Thomson Healthcare Properties.

        Contribution margin for the market development and other segment increased 44.1% to $10.8 million in 2004 from $7.5 million in 2003, due to leveraging of increased revenue.

        Department and support costs for the year increased to $6.6 million from $5.4 million in 2003, as a result of staffing related to the Thomson Healthcare Properties.

General and Administrative:

        General and administrative costs increased 31.5% to $43.9 million in 2004 from $33.4 million in 2003. The increase reflects higher administrative costs relating to the Thomson Healthcare Properties acquisition and related investments in the management team in the healthcare group, as well as a $1.5 million contingent employee compensation payment related to the IVT acquisition, increased employee healthcare costs, expenses relating to Sarbanes-Oxley compliance and implementation and consulting costs related to strategic management and marketing initiatives.

Discontinued Operations

        Loss from discontinued operations was $9.7 million in 2004 compared to income from discontinued operations of $0.1 million in 2003. These results relate to the aggregation of the operations from the following businesses disposed of during 2004.

        In March 2004, Advanstar sold its art industry portfolio (the "Art Group"), which included three trade shows and two publications, for $19.6 million in cash. Advanstar recorded an after tax gain on the sale of $3.4 million. The results of the Art Group are reported separately as discontinued operations and are not included in reported revenue, contribution margin or EBITDA in either the current or prior year. Revenue and operating income in 2003 were $10.9 million and $2.1 million, respectively.

        In August 2004, Advanstar sold its 65% ownership interest in a French joint venture ("SeCA") for $3.1 million in cash. The results of SeCA are reported separately as discontinued operations and are not included in reported revenue, contribution margin or EBITDA in either the current or prior year. SeCA's revenue and operating income in 2003 from Advanstar's interest were $2.6 million and $0.3 million, respectively. Advanstar recorded a goodwill impairment charge of $9.4 million with respect to the sale, which is included as a component of discontinued operations for 2004.

        During the third quarter of 2004, Advanstar sold its German trade show business ("DMS") for $1.7 million in cash. The results of DMS are reported separately as discontinued operations and are not included in reported revenue, contribution margin or EBITDA in either the current or prior year. Revenue and operating income in 2003 were $2.0 million and $0.1 million, respectively. Advanstar recorded a goodwill impairment charge of $6.2 million with respect to the sale which is reported as a component of discontinued operations for 2004.

Conference Call Information

        Advanstar will hold a conference call to review 2004 results today at 11:00 a.m. Eastern. The call can be accessed by dialing 1-800-642-1687 with the conference ID 4529008. A copy of this release will also be available at our website, www.advanstar.com.

About Advanstar

        Based in New York, NY, Advanstar Communications Inc. (www.advanstar.com) is a worldwide business information company serving specialized markets with high quality information resources and integrated marketing solutions. Advanstar has 77 business magazines, 19 directories, 7 electronic publications, 54 tradeshows and 40 conferences, numerous Web sites, and a wide range of print and electronic direct marketing, database and reference products and services. Advanstar serves targeted market sectors including the automotive, beauty, e-learning, call center, digital media, entertainment/ marketing, healthcare, fashion & apparel, pharmaceuticals, powersports, science, telecommunications and travel/ hospitality industries. Advanstar has roughly 1,500 employees and currently operates from multiple offices in North America, Latin America, Europe and Asia.

Business Risks

        The statements contained in this press release and our other oral and written statements that are not historical in nature are forward-looking statements that involve risks and uncertainties. Although management of Advanstar believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of Advanstar's business, there can be no assurance that they in fact will be realized. Numerous factors may affect Advanstar's actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of Advanstar including such factors listed from time to time in Advanstar's reports filed with the Securities and Exchange Commission including the factors described in post effective amendment no. 1 to our registration statement on Form S-1 (333-111155) filed April 16, 2004 under the heading "Risk Factors." Advanstar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

        In this press release Advanstar discloses various non-GAAP financial measures as defined by SEC Regulation G, including EBITDA. A reconciliation of the differences between the GAAP financial measures and the non-GAAP financial measures can be found at the end of this press release.

(Tables Follow)

Advanstar Communications Inc.
Summary Financial Information
(Unaudited)
(in thousands)

	Year Ended December 31,
	2004	2003
Revenue:
Trade shows and conferences	$151,483	$142,063
Publications	206,147	147,864
Market development and other	20,424	16,837

Total revenue	378,054	306,764
Contribution margin(1):
Trade shows and conferences	75,775	69,215
Publications	59,368	45,213
Market development and other	10,774	7,477
Department and support costs	(6,633)	(5,409)

Total contribution margin	139,284	116,496
General and administrative expenses	43,896	33,382
Restructuring charge	—	2,692
Provision and funding of affiliated dot.com company operations	3,283	1,121
Depreciation and amortization	49,705	55,144

Operating income	$42,400	$24,157
Net loss	$(51,163)	$(49,448)
Cash flows provided by (used in):
Operating activities	18,286	45,848
Investing activities	5,602	(145,333)
Financing activities	(12,515)	110,236
Other data:
EBITDA(2)	$91,526	$78,878

(1)
Contribution margin is defined as net revenue less cost of production and selling, editorial and circulation costs.

(2)
A reconciliation of the differences between this non-GAAP financial measure and the most directly comparable GAAP measure can be found at the end of this press release.

Advanstar Communications Inc.
Statements of Operations
(Unaudited)
(in thousands)

	Year Ended December 31,
	2004	2003
Revenue	$378,054	$306,764

Operating expenses:
Cost of production	76,504	62,667
Selling, editorial and circulation	162,266	127,601
General and administrative expenses	43,896	33,382
Restructuring charge	—	2,692
Provision and funding of affiliated dot.com company operations	3,283	1,121
Depreciation and amortization	49,705	55,144

Total operating expenses	335,654	282,607
Operating income	42,400	24,157
Other income (expense):
Interest expense, net	(70,103)	(57,849)
Write-off of deferred financing costs	—	(11,324)
Other income (expense), net	799	165

Loss from continuing operations before income tax expense and minority interests	(26,904)	(44,851)
Provision for income taxes	13,954	4,283
Minority interests	(562)	(403)

Loss from continuing operations	(41,420)	(49,537)
(Loss) income from operations of discontinued businesses	(9,743)	89

Net loss	$(51,163)	$(49,448)

        The following table reconciles EBITDA to cash flows provided by operating activities for each period presented:

	Year Ended December 31,
	2004	2003
In thousands
EBITDA	$91,526	$78,878
Depreciation and amortization	(49,705)	(55,144)
Minority interests (excluding depreciation and amortization)	579	423

Operating income	42,400	24,157
Interest expense	(70,103)	(57,849)
Write-off of deferred financing costs	—	(11,324)
Other income	799	165
P rovision for income taxes	(13,954)	(4,283)
Minority interests	(562)	(403)
(Loss) Income from operations of discontinued businesses	(9,743)	89

Net loss	(51,163)	(49,448)
(Gain) loss on sale of business and other assets	(1,179)	661
Goodwill impairment	15,570	—
Write-off of deferred financing costs	—	11,324
Depreciation and amortization	49,968	56,603
Deferred income taxes	11,260	6,990
Other non-cash items	3,307	3,796
Changes in operating assets and liabilities	(9,477)	15,922

Net cash provided by operating activities	$18,286	$45,848

Use of Non-GAAP Financial Information

        To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States ("GAAP"), we use non-GAAP measures, such as EBITDA, which are derived from results based on GAAP. The presentation of this additional information is not meant to be considered superior to, in isolation of, or as a substitute for results prepared in accordance with GAAP.

        We define "EBITDA" as operating income or loss plus amortization and depreciation less amounts attributable to minority interest. EBITDA is a key liquidity measure but should not be construed as an alternative to cash flows from operating activities or operating income (as determined in accordance with GAAP) or as a measure of our profitability or performance. We provide information about EBITDA because we believe it is a useful way for us and our investors to measure our ability to satisfy cash needs, including interest payments on our debt, taxes and capital expenditures. GAAP requires us to provide information about cash flow generated from operations. However, GAAP cash flow from operations is reduced by the amount of interest and tax payments and also takes into account changes in net current liabilities (e.g., changes in working capital) that do not impact net income. Because changes in working capital can reverse in subsequent periods, and because we want to provide information about cash available to satisfy interest and income tax expense (by showing our cash flows before deducting interest and income tax expense), we are also presenting EBITDA information. Our definition of EBITDA does not take into account our working capital requirements, debt service requirements or other commitments. Accordingly, EBITDA is not necessarily indicative of amounts of cash that may be available to us for discretionary purposes. Our method of computation may not be comparable to other similarly titled measures of other companies. Additionally, our management uses EBITDA to determine our compliance with key financial covenants under our existing Credit Facility, which impact the amount of indebtedness we are permitted to incur. The definition of EBITDA in our existing credit facility is based, in part, on our EBITDA and includes other adjustments described in our credit agreement.

For more information, please contact:

Tammy Lillo
Investor Relations
218-723-9291
 tlillo@advanstar.com

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  Exhibit 99.1
Advanstar Communications Inc. Summary Financial Information (Unaudited) (in thousands)
Advanstar Communications Inc. Statements of Operations (Unaudited) (in thousands)